Exhibit 99.2

BGC Partners, Inc.

Unaudited Pro Forma Condensed Consolidated and Combined Financial Information

On September 8, 2017, BGC Partners, Inc. (“our,” “BGC,” or the “Company”) and one of our operating partnerships, BGC Partners, L.P., closed (the “Closing”) on the below transactions pursuant to a Transaction Agreement, dated as of July 17, 2017 (the “Transaction Agreement”), with Cantor Fitzgerald, L.P. (“Cantor”) and certain of Cantor’s affiliates, including Cantor Commercial Real Estate Company, L.P. (the “Partnership”), Cantor Commercial Real Estate Sponsor, L.P., the general partner of the Partnership, CF Real Estate Finance Holdings, L.P, a newly formed entity (the “Real Estate LP”), and CF Real Estate Finance Holdings GP, LLC, the general partner of the Real Estate LP. Under the terms of the Transaction Agreement:

•	At the Closing, the Company purchased and acquired from the Partnership all of the outstanding membership interests of Berkeley Point Financial LLC (“Berkeley Point”), a wholly owned subsidiary of the Partnership that is a leading commercial real estate finance company focused on the origination and sale of multifamily and other commercial real estate loans through government-sponsored and government-funded loan programs, as well as the servicing of commercial real estate loans, for an acquisition price of $875 million, subject to upward or downward adjustment to the extent that the net assets of Berkeley Point as of the Closing are greater than or less than $508.6 million (the “Berkeley Point Acquisition”). At the Closing, the Company paid $2.8 million of the $875 million acquisition price in units of BGC Holdings, L.P. (“BGC Holdings”), which may be exchanged over time for shares of Class A common stock of BGC (the “Class A common stock”), with each BGC Holdings unit valued for these purposes at the volume weighted-average price of a share of Class A common stock for the three trading days prior to the Closing. The Berkeley Point Acquisition did not include the Special Asset Servicing Group (the “servicing group”) of Berkeley Point; however, Berkeley Point will continue to hold the servicing group’s assets until the servicing group is transferred to the Partnership at a later date in a separate transaction. Accordingly, the Partnership will continue to bear the benefits and burdens of the servicing group from and after the Closing.

•	At the Closing, the Company also invested $100 million, for approximately 27% of the capital (the “Company Investment”), and Cantor invested $266.67 million, for approximately 73% of the capital (the “Cantor Investment”), in the Real Estate LP. The Company Investment and the Cantor Investment were made in the form of cash. The Real Estate LP, which is controlled by Cantor, was newly formed for the purpose of conducting activities in any real estate-related business or asset-backed securities-related business or any extensions thereof and ancillary activities thereto.

Following the Closing, BGC will consolidate the results of Berkeley Point in our financial statements, and account for our non-controlling interest in the Real Estate LP as an equity method investment, which will not be consolidated in our financial statements. Berkeley Point and our interest in the Real Estate LP are part of our Real Estate Services segment.

In addition, on September 8, 2017, the Company entered into $975 million of credit facilities (the “Borrowing”), comprising a $575 million senior term loan credit facility and a $400 million senior revolving credit facility (together, the “Credit Agreements”). The Borrowing under the Credit Agreements bears interest at either LIBOR plus an applicable margin dependent on the Company’s debt rating as determined by Standard & Poor’s (“S&P”) and Fitch, or a defined base rate equal to the greatest of: (i) the federal funds rate plus 0.5%, (ii) the prime rate as established by Bank of America, N.A., the Administrative Agent, and (iii) LIBOR plus 1.0%, in each case plus an applicable margin dependent on the Company’s debt rating as determined by S&P and Fitch. The Credit Agreements currently bear interest at a rate of 3.485%. The Credit Agreements will mature on September 8, 2019. BGC used the net proceeds of the Borrowing to fund the Berkeley Point Acquisition and the Company Investment.

The following unaudited pro forma condensed consolidated and combined financial information is presented in accordance with the rules specified by Article 11 of Regulation S-X (“Article 11”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) and has been prepared subject to the assumptions and adjustments as described below and in the notes thereto. Specifically, the unaudited pro forma condensed consolidated and combined financial information set forth below reflects the effects of the Berkeley Point Acquisition and the Borrowing on BGC’s statement of financial condition as of June 30, 2017, as if they had occurred on June 30, 2017, and on BGC’s statements of operations for the six months ended June 30, 2017 and for the years ended December 31, 2016, 2015 and 2014, as if the Berkeley Point Acquisition and the Borrowing had occurred on April 10, 2014, when Berkeley Point was acquired by the Partnership. As Cantor owns a controlling interest in both BGC and the Partnership, the parties involved in the Berkeley Point Acquisition, this presentation is in accordance with the Financial Accounting Standards Board Accounting Standards Codification Subtopic 805-50-45 –Transactions Between Entities Under Common Control, as well as Article 11. The unaudited pro forma condensed consolidated and combined statement of financial condition as of June 30, 2017 also reflects the effects of the Company Investment in the Real Estate LP, as if it had occurred on June 30, 2017. Given that the Real Estate LP was newly formed at the Closing, the unaudited pro forma condensed consolidated and combined statements of operations for the six months ended June 30, 2017 and the years ended December 31, 2016, 2015, and 2014 do not reflect any operations of the Real Estate LP. Management believes that the assumptions used and adjustments made are reasonable under the circumstances and given the information available.

The following unaudited pro forma condensed consolidated and combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the financial condition or results of operations of the Company that would have occurred if the Berkeley Point Acquisition, the Borrowing, and the Company Investment had occurred on the dates indicated, nor is it indicative of the future financial condition or results of operations of the combined Company. The unaudited pro forma condensed consolidated and combined financial information does not give effect to any potential cost savings or operational efficiencies that could result from the Berkeley Point Acquisition. In addition, the unaudited pro forma condensed consolidated and combined financial information does not include any adjustments associated with non-recurring events unrelated to the Berkeley Point Acquisition, the Borrowing, or the Company Investment.

The unaudited pro forma condensed consolidated and combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed consolidated and combined financial statements;

•	BGC’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q as of June 30, 2017 and December 31, 2016 and for the three and six months ended June 30, 2017 and 2016;

•	BGC’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, and 2014;

•	Berkeley Point Financial LLC’s unaudited consolidated financial statements as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and 2016, and audited consolidated financial statements as of December 31, 2016 and 2015 (Successor) and for the years ended December 31, 2016 and 2015 (Successor) and for the periods April 10, 2014 through December 31, 2014 (Successor) and January 1, 2014 through April 9, 2014 (Predecessor), included as Exhibit 99.1 to this Current Report on Form 8-K; and

•	The “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and any updates to those risk factors or new risk factors contained in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

ITEM 1. PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL INFORMATION

PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF FINANCIAL CONDITION

As of June 30, 2017

(in thousands, except per share data)

(unaudited)

	BGC Partners, Inc. Historical	Berkeley Point Financial LLC and Subsidiaries Adjusted Historical (Note 2)	Noncontrolling Interest in Subsidiaries Adjustments (Note 3(a))			BGC Partners, Inc. Combined	The Berkeley Point Acquisition, the Borrowing, and the Company Investment Pro Forma Adjustments (Note 3(b))			BGC Partners, Inc. Pro Forma
Assets
Cash and cash equivalents	$462,042	$61,458	$—			$523,500	$78,057	(1)		$601,557
Cash segregated under regulatory requirements	119,470	52,111	—			171,581	—			171,581
Securities owned	33,743	—	—			33,743	—			33,743
Marketable securities	169,241	—	—			169,241	—			169,241
Loans held for sale	—	933,850	—			933,850	—			933,850
Receivables from broker-dealers, clearing organizations, customers and related broker- dealers	1,647,686	19,265	—			1,666,951	—			1,666,951
Mortgage services rights, net	—	376,427	—			376,427	—			376,427
Accrued commissions and other receivables, net	576,595	18,259	—			594,854	—			594,854
Loans, forgivable loans and other receivables from employees and partners, net	299,595	2,983	—			302,578	—			302,578
Loan receivables from related parties	150,000	130,000	—			280,000	(280,000)	(1)		—
Fixed assets, net	175,737	1,354	—			177,091	—			177,091
Investments	35,122	—	—			35,122	100,000	(1)		135,122
Goodwill	884,753	191	—			884,944	—			884,944
Other intangible assets, net	316,049	5,440	—			321,489	—			321,489
Receivables from related parties	8,970	16	—			8,986	—			8,986
Other assets	301,879	3,074	—			304,953	105,974	(2)		410,927

Total assets	$5,180,882	$1,604,428	$—			$6,785,310	$4,031			$6,789,341

Liabilities, Redeemable Partnership Interest, and Equity
Short-term borrowings	$150,000	$—	$—			$150,000	$(150,000)	(1)		$—
Warehouse notes payable, net	—	933,909	—			933,909	—			933,909
Securities loaned	95,327	—	—			95,327	—			95,327
Accrued compensation	345,425	54,685	—			400,110	—			400,110
Payables to broker-dealers, clearing organizations, customers and related broker- dealers	1,488,148	8,699	—			1,496,847	—			1,496,847
Payables to related parties	39,349	705	—			40,054	—			40,054
Accounts payable, accrued and other liabilities	900,841	49,221	—			950,062	4,277	(1	)(3)	954,339
Long-term debt	990,887	—	—			990,887	966,613	(1)		1,957,500

Total liabilities	4,009,977	1,047,219	—			5,057,196	820,890			5,878,086
Redeemable partnership interest	51,475	—				51,475	—			51,475
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share	2,997	—	—			2,997	—			2,997
Class B common stock, par value $0.01 per share	348	—	—			348	—			348
Additional paid-in capital	1,520,627	259,316	(63,285)	(1)		1,716,658	(87,879)	(1	)(2)(4)	1,628,779
Contingent Class A common stock	38,316	—	—			38,316	—			38,316
Treasury stock, at cost	(297,378)	—	—			(297,378)	—			(297,378)
Retained earnings (deficit)	(415,053)	297,893	(102,719)	(2)		(219,879)	(483,901)	(1	)(3)(4)	(703,780)
Accumulated other comprehensive income (loss)	(13,001)	—	—			(13,001)	—			(13,001)

Total stockholders’ equity	836,856	557,209	(166,004)			1,228,061	(571,780)			656,281
Noncontrolling interest in subsidiaries	282,574	—	166,004	(1	)(2)	448,578	(245,079)	(1	)(4)	203,499

Total equity	1,119,430	557,209	—			1,676,639	(816,859)			859,780

Total liabilities, redeemable partnership interest, and equity	$5,180,882	$1,604,428	$—			$6,785,310	$4,031			$6,789,341

PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

For the Six Months Ended June 30, 2017

(in thousands, except per share data)

(unaudited)

	BGC Partners, Inc. Historical	Berkeley Point Financial LLC and Subsidiaries Adjusted Historical (Note 2)	Noncontrolling Interest in Subsidiaries and Inter- Company Transaction Adjustments (Note 3(c))		BGC Partners, Inc. Combined	The Berkeley Point Acquisition and the Borrowing Pro Forma Adjustments (Note 3(d))		BGC Partners, Inc. Pro Forma
Revenues:
Commissions	$1,127,159	$—	$(4,267)	(1)	$1,122,892	$—		$1,122,892
Principal transactions	166,103	—	—		166,103	—		166,103
Gains from mortgage banking activities, net	—	114,777	4,031	(1)	118,808	—		118,808
Real estate management services	102,219	—	—		102,219	—		102,219
Servicing fees	—	51,672	—		51,672	—		51,672
Fees from related parties	12,141	420	395	(2)	12,956	—		12,956
Data, software and post-trade	26,409	—	—		26,409	—		26,409
Interest income	9,304	19,879	—		29,183	—		29,183
Other revenues	1,852	—	—		1,852	—		1,852

Total revenues	1,445,187	186,748	159		1,632,094	—		1,632,094
Expenses:
Compensation and employee benefits	891,590	51,630	(236)	(1)	942,984	—		942,984
Allocation of net income and grant of exchangeability to limited partnership units and FPUs	113,430	—	—		113,430	13,976	(3)	127,406

Total compensation and employee benefits	1,005,020	51,630	(236)		1,056,414	13,976		1,070,390
Occupancy and equipment	99,159	1,981	—		101,140	—		101,140
Fees to related parties	11,781	228	—		12,009	—		12,009
Professional and consulting fees	40,316	4,245	—		44,561	—		44,561
Communications	63,609	917	—		64,526	—		64,526
Selling and promotion	52,774	1,901	—		54,675	—		54,675
Commissions and floor brokerage	20,373	533	—		20,906	—		20,906
Interest expense	31,497	13,756	—		45,253	19,081	(1)	64,334
Other expenses	58,747	33,915	—		92,662	—		92,662

Total expenses	1,383,276	109,106	(236)		1,492,146	33,057		1,525,203
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	557	—	—		557	—		557
Gain (loss) on equity method investments	1,839	—	—		1,839	—		1,839
Other income (loss)	9,944	(211)	—		9,733	—		9,733

Total other income (losses), net	12,340	(211)	—		12,129	—		12,129

Income (loss) from operations before income taxes	74,251	77,431	395		152,077	(33,057)		119,020
Provision (benefit) for income taxes	23,206	24	—		23,230	10,726	(2)	33,956

Consolidated net income (loss)	$51,045	$77,407	$395		$128,847	$(43,783)		$85,064

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	11,062	—	28,040	(3)	39,102	(21,529)	(3)	17,573

Net income (loss) available to common stockholders	$39,983	$77,407	$(27,645)		$89,745	$(22,254)		$67,491

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$39,983				$89,745			$67,491

Basic earnings per share	$0.14				$0.31			$0.24

Basic weighted-average shares of common stock outstanding	285,129				285,129			285,129

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$60,704				$138,506			$103,719

Fully diluted earnings per share	$0.14				$0.31			$0.23

Fully diluted weighted-average shares of common stock outstanding	448,347				448,347			448,347

PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2016

(in thousands, except per share data)

(unaudited)

	BGC Partners, Inc. Historical	Berkeley Point Financial LLC and Subsidiaries Adjusted Historical (Note 2)	Noncontrolling Interest in Subsidiaries and Inter- Company Transaction Adjustments (Note 3(c))		BGC Partners, Inc. Combined	The Berkeley Point Acquisition and the Borrowing Pro Forma Adjustments (Note 3(d))		BGC Partners, Inc. Pro Forma
Revenues:
Commissions	$1,994,227	$—	$(8,560)	(1)	$1,985,667	$—		$1,985,667
Principal transactions	325,481	—	—		325,481	—		325,481
Gains from mortgage banking activities, net	—	183,801	9,586	(1)	193,387	—		193,387
Real estate management services	196,801	—	—		196,801	—		196,801
Servicing fees	—	87,671	—		87,671	—		87,671
Fees from related parties	24,200	741	629	(2)	25,570	—		25,570
Data, software and post-trade	54,309	—	—		54,309	—		54,309
Interest income	12,271	21,605	—		33,876	—		33,876
Other revenues	5,334	—	—		5,334	—		5,334

Total revenues	2,612,623	293,818	1,655		2,908,096	—		2,908,096
Expenses:
Compensation and employee benefits	1,653,613	78,568	1,026	(1)	1,733,207	—		1,733,207
Allocation of net income and grant of exchangeability to limited partnership units and FPUs	192,934	—	—		192,934	19,431	(3)	212,365

Total compensation and employee benefits	1,846,547	78,568	1,026		1,926,141	19,431		1,945,572
Occupancy and equipment	199,848	4,099	—		203,947	—		203,947
Fees to related parties	23,864	279	—		24,143	—		24,143
Professional and consulting fees	60,920	6,288	—		67,208	—		67,208
Communications	124,080	1,512	—		125,592	—		125,592
Selling and promotion	97,852	2,750	—		100,602	—		100,602
Commissions and floor brokerage	37,913	602	—		38,515	—		38,515
Interest expense	57,637	13,728	—		71,365	38,162	(1)	109,527
Other expenses	83,868	60,345	—		144,213	—		144,213

Total expenses	2,532,529	168,171	1,026		2,701,726	57,593		2,759,319
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	7,044	—	—		7,044	—		7,044
Gain (loss) on equity method investments	3,543	—	—		3,543	—		3,543
Other income (loss)	97,579	(366)	—		97,213	—		97,213

Total other income (losses), net	108,166	(366)	—		107,800	—		107,800

Income (loss) from operations before income taxes	188,260	125,281	629		314,170	(57,593)		256,577
Provision (benefit) for income taxes	60,252	80	—		60,332	24,909	(2)	85,241

Consolidated net income (loss)	$128,008	$125,201	$629		$253,838	$(82,502)		$171,336

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	25,531	—	43,285	(3)	68,816	(32,991)	(3)	35,825

Net income (loss) available to common stockholders	$102,477	$125,201	$(42,656)		$185,022	$(49,511)		$135,511

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$102,477				$185,022			$135,511

Basic earnings per share	$0.37				$0.67			$0.49

Basic weighted-average shares of common stock outstanding	277,073				277,073			277,073

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$157,695				$283,525			$208,104

Fully diluted earnings per share	$0.36				$0.65			$0.48

Fully diluted weighted-average shares of common stock outstanding	433,226				433,226			433,226

PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2015

(in thousands, except per share data)

(unaudited)

	BGC Partners, Inc. Historical	Berkeley Point Financial LLC and Subsidiaries Adjusted Historical (Note 2)	Noncontrolling Interest in Subsidiaries and Inter- Company Transaction Adjustments (Note 3(c))		BGC Partners, Inc. Combined	The Berkeley Point Acquisition and the Borrowing Pro Forma Adjustments (Note 3(d))		BGC Partners, Inc. Pro Forma
Revenues:
Commissions	$1,931,860	$—	$(1,947)	(1)	$1,929,913	$—		$1,929,913
Principal transactions	313,142	—	—		313,142	—		313,142
Gains from mortgage banking activities, net	—	113,357	1,947	(1)	115,304	—		115,304
Real estate management services	187,118	—	—		187,118	—		187,118
Servicing fees	—	74,356	—		74,356	—		74,356
Fees from related parties	25,348	611	884	(2)	26,843	—		26,843
Data, software and post-trade	102,371	—	—		102,371	—		102,371
Interest income	10,643	14,099	—		24,742	—		24,742
Other revenues	9,957	—	—		9,957	—		9,957

Total revenues	2,580,439	202,423	884		2,783,746	—		2,783,746
Expenses:
Compensation and employee benefits	1,696,622	63,233	—		1,759,855	—		1,759,855
Allocation of net income and grant of exchangeability to limited partnership units and FPUs	259,639	—	—		259,639	3,924	(3)	263,563

Total compensation and employee benefits	1,956,261	63,233	—		2,019,494	3,924		2,023,418
Occupancy and equipment	218,026	3,760	—		221,786	—		221,786
Fees to related parties	18,755	447	—		19,202	—		19,202
Professional and consulting fees	66,382	7,202	—		73,584	—		73,584
Communications	120,427	1,263	—		121,690	—		121,690
Selling and promotion	97,437	2,610	—		100,047	—		100,047
Commissions and floor brokerage	35,094	362	—		35,456	—		35,456
Interest expense	69,359	9,670	—		79,029	38,162	(1)	117,191
Other expenses	138,199	56,135	—		194,334	—		194,334

Total expenses	2,719,940	144,682	—		2,864,622	42,086		2,906,708
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	394,347	—	—		394,347	—		394,347
Gain (loss) on equity method investments	2,597	—	—		2,597	—		2,597
Other income (loss)	123,168	(460)	—		122,708	—		122,708

Total other income (losses), net	520,112	(460)	—		519,652	—		519,652

Income (loss) from operations before income taxes	380,611	57,281	884		438,776	(42,086)		396,690
Provision (benefit) for income taxes	120,496	123	—		120,619	5,620	(2)	126,239

Consolidated net income (loss)	$260,115	$57,158	$884		$318,157	$(47,706)		$270,451

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	138,797	—	19,401	(3)	158,198	(16,726)	(3)	141,472

Net income (loss) available to common stockholders	$121,318	$57,158	$(18,517)		$159,959	$(30,980)		$128,979

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$121,318				$159,959			$128,979

Basic earnings per share	$0.50				$0.66			$0.53

Basic weighted-average shares of common stock outstanding	243,460				243,460			243,460

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$161,596				$177,972			$171,336

Fully diluted earnings per share	$0.48				$0.62			$0.51

Fully diluted weighted-average shares of common stock outstanding	335,387				286,322			335,387

PRO FORMA CONDENSED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2014

(in thousands, except per share data)

(unaudited)

	BGC Partners, Inc. Historical	Berkeley Point Financial LLC and Subsidiaries Adjusted Historical (Note 2)	Noncontrolling Interest in Subsidiaries and Inter- Company Transaction Adjustments (Note 3(c))		BGC Partners, Inc. Combined	The Berkeley Point Acquisition and the Borrowing Pro Forma Adjustments (Note 3(d))		BGC Partners, Inc. Pro Forma
Revenues:
Commissions	$1,307,912	$—	$(228)	(1)	$1,307,684	$—		$1,307,684
Principal transactions	253,951	—	—		253,951	—		253,951
Gains from mortgage banking activities, net	—	79,377	374	(1)	79,751	—		79,751
Real estate management services	163,227	—	—		163,227	—		163,227
Servicing fees	—	49,053	—		49,053	—		49,053
Fees from related parties	28,379	275	647	(2)	29,301	—		29,301
Data, software and post-trade	11,565	—	—		11,565	—		11,565
Interest income	7,313	7,345	—		14,658	—		14,658
Other revenues	17,232	59	—		17,291	—		17,291

Total revenues	1,789,579	136,109	793		1,926,481	—		1,926,481
Expenses:
Compensation and employee benefits	1,124,516	47,819	146	(1)	1,172,481	—		1,172,481
Allocation of net income and grant of exchangeability to limited partnership units and FPUs	136,633	—	—		136,633	2,110	(3)	138,743

Total compensation and employee benefits	1,261,149	47,819	146		1,309,114	2,110		1,311,224
Occupancy and equipment	154,854	2,959	—		157,813	—		157,813
Fees to related parties	12,623	—	—		12,623	—		12,623
Professional and consulting fees	52,598	3,645	—		56,243	—		56,243
Communications	83,184	953	—		84,137	—		84,137
Selling and promotion	72,032	1,737	—		73,769	—		73,769
Commissions and floor brokerage	19,349	219	—		19,568	—		19,568
Interest expense	37,945	5,265	—		43,210	27,811	(1)	71,021
Other expenses	151,065	34,709	—		185,774	—		185,774

Total expenses	1,844,799	97,306	146		1,942,251	29,921		1,972,172
Other income (losses), net:
Gain (loss) on divestiture and sale of investments	—	—	—		—	—		—
Gain (loss) on equity method investments	(7,969)	—	—		(7,969)	—		(7,969)
Other income (loss)	49,427	(585)	—		48,842	—		48,842

Total other income (losses), net	41,458	(585)	—		40,873	—		40,873

Income (loss) from operations before income taxes	(13,762)	38,218	647		25,103	(29,921)		(4,818)
Provision (benefit) for income taxes	651	90	—		741	3,376	(2)	4,117

Consolidated net income (loss)	$(14,413)	$38,128	$647		$24,362	$(33,297)		$(8,935)

Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	(11,363)	—	12,854	(3)	1,491	(11,322)	(3)	(9,831)

Net income (loss) available to common stockholders	$(3,050)	$38,128	$(12,207)		$22,871	$(21,975)		$896

Per share data:
Basic earnings per share
Net income (loss) available to common stockholders	$(3,050)				$22,871			$896

Basic earnings per share	$(0.01)				$0.10			$0.00

Basic weighted-average shares of common stock outstanding	220,697				220,697			220,697

Fully diluted earnings per share
Net income (loss) for fully diluted shares	$(3,050)				$33,889			$1,125

Fully diluted earnings per share	$(0.01)				$0.10			$0.00

Fully diluted weighted-average shares of common stock outstanding	220,697				328,455			328,455

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED AND COMBINED FINANCIAL

INFORMATION

1. Basis of Presentation

The following BGC Partners, Inc.’s (“our,” “BGC,” or the “Company”) unaudited pro forma condensed consolidated and combined financial information has been compiled from underlying financial statements prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They reflect the closing on the below transactions pursuant to a Transaction Agreement, dated as of July 17, 2017 (the “Transaction Agreement”), on September 8, 2017 (the “Closing”), by BGC and one of our operating partnerships, BGC Partners, L.P., with Cantor Fitzgerald, L.P. (“Cantor”) and certain of Cantor’s affiliates, including Cantor Commercial Real Estate Company, L.P. (the “Partnership”), Cantor Commercial Real Estate Sponsor, L.P., the general partner of the Partnership, CF Real Estate Finance Holdings, L.P, a newly formed entity (the “Real Estate LP”), and CF Real Estate Finance Holdings GP, LLC, the general partner of the Real Estate LP. Under the terms of the Transaction Agreement:

•	At the Closing, the Company purchased and acquired from the Partnership all of the outstanding membership interests of Berkeley Point Financial LLC (“Berkeley Point”), a wholly owned subsidiary of the Partnership that is a leading commercial real estate finance company focused on the origination and sale of multifamily and other commercial real estate loans through government-sponsored and government-funded loan programs, as well as the servicing of commercial real estate loans, for an acquisition price of $875 million, subject to upward or downward adjustment to the extent that the net assets of Berkeley Point as of the Closing are greater than or less than $508.6 million (the “Berkeley Point Acquisition”). At the Closing, the Company paid $2.8 million of the $875 million acquisition price in units of BGC Holdings, L.P. (“BGC Holdings”), which may be exchanged over time for shares of Class A common stock of BGC (the “Class A common stock”), with each BGC Holdings unit valued for these purposes at the volume weighted-average price of a share of Class A common stock for the three trading days prior to the Closing. The Berkeley Point Acquisition did not include the Special Asset Servicing Group (the “servicing group”) of Berkeley Point; however, Berkeley Point will continue to hold the servicing group’s assets until the servicing group is transferred to the Partnership at a later date in a separate transaction. Accordingly, the Partnership will continue to bear the benefits and burdens of the servicing group from and after the Closing.

•	At the Closing, the Company also invested $100 million, for approximately 27% of the capital (the “Company Investment”), and Cantor invested $266.67 million, for approximately 73% of the capital (the “Cantor Investment”), in the Real Estate LP. The Company Investment and the Cantor investment were made in the form of cash. The Real Estate LP, which is controlled by Cantor, was newly formed for the purpose of conducting activities in any real estate-related business or asset-backed securities-related business or any extensions thereof and ancillary activities thereto.

Following the Closing, BGC will consolidate the results of Berkeley Point in our financial statements, and account for our non-controlling interest in the Real Estate LP as an equity method investment, which will not be consolidated in our financial statements. Berkeley Point and our interest in the Real Estate LP are part of our Real Estate Services segment.

In addition, on September 8, 2017, the Company entered into $975 million of credit facilities (the “Borrowing”), comprising a $575 million senior term loan credit facility and a $400 million senior revolving credit facility (together, the “Credit Agreements”). The Borrowing under the Credit Agreements bears interest at either LIBOR plus an applicable margin dependent on the Company’s debt rating as determined by Standard & Poor’s (“S&P”) and Fitch, or a defined base rate equal to the greatest of: (i) the federal funds rate plus 0.5%, (ii) the prime rate as established by Bank of America, N.A., the Administrative Agent, and (iii) LIBOR plus 1.0%, in each case plus an applicable margin dependent on the Company’s debt rating as determined by S&P and Fitch. The Credit Agreements currently bear interest at a rate of 3.485%. The Credit Agreements will mature on September 8, 2019. BGC used the net proceeds of the Borrowing to fund the Berkeley Point Acquisition and the Company Investment.

The unaudited pro forma condensed consolidated and combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed consolidated and combined financial statements;

•	BGC’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q as of June 30, 2017 and December 31, 2016 and for the three and six months ended June 30, 2017 and 2016;

•	BGC’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, and 2014;

•	Berkeley Point Financial LLC’s unaudited consolidated financial statements as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and 2016, and audited consolidated financial statements as of December 31, 2016 and 2015 (Successor) and for the years ended December 31, 2016 and 2015 (Successor) and for the periods April 10, 2014 through December 31, 2014 (Successor) and January 1, 2014 through April 9, 2014 (Predecessor), included as Exhibit 99.1 to this Current Report on Form 8-K; and

•	The “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and any updates to those risk factors or new risk factors contained in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

The following unaudited pro forma condensed consolidated and combined financial information is presented in accordance with the rules specified by Article 11 of Regulation S-X (“Article 11”) promulgated by the SEC, and has been prepared subject to the assumptions and adjustments as described in these notes. The unaudited pro forma condensed consolidated and combined statement of financial condition gives effect to the Berkeley Point Acquisition and the Borrowing, as if they had occurred on June 30, 2017. The unaudited pro forma condensed consolidated and combined statements of operations for the six months ended June 30, 2017 and for the years ended December 31, 2016, 2015 and 2014 give effect to the Berkeley Point Acquisition and the Borrowing, as if they had occurred on April 10, 2014 (the date the Partnership acquired Berkeley Point). As Cantor owns a controlling interest in both BGC and the Partnership, the parties involved in the Berkeley Point Acquisition, this presentation is in accordance with the Financial Accounting Standards Board Accounting Standards Codification Subtopic 805-50-45 –Transactions Between Entities Under Common Control, as well as Article 11. The unaudited pro forma condensed consolidated and combined statement of financial condition as of June 30, 2017 also reflects the effects of the Company Investment in the Real Estate LP, as if it had occurred on June 30, 2017. Given that the Real Estate LP was newly formed at the closing, the unaudited pro forma condensed consolidated and combined statements of operations for the six months ended June 30, 2017 and the years ended December 31, 2016, 2015, and 2014 do not reflect any operations of the Real Estate LP.

The following unaudited pro forma condensed consolidated and combined financial information is for illustrative and informational purposes only and is not necessarily indicative of the financial condition or results of operations of the Company that would have occurred if the Berkeley Point Acquisition, the Borrowing, and the Company Investment had occurred on the dates indicated, nor is it indicative of the future financial condition or results of operations of the combined Company. The unaudited pro forma condensed consolidated and combined financial information does not give effect to any potential cost savings or operational efficiencies that could result from the Berkeley Point Acquisition. In addition, the unaudited pro forma condensed consolidated and combined financial information does not include any adjustments associated with non-recurring events unrelated to the Berkeley Point Acquisition, the Borrowing, or the Company Investment.

2. Reconciliation of Historical Berkeley Point Consolidated Statement of Financial Condition and Statements of Operations

In order to report pro forma information representative of the combined companies BGC and Berkeley Point for the Berkeley Point Acquisition, the Berkeley Point historical unaudited consolidated statement of financial condition as of June 30, 2017, its unaudited consolidated statements of operations for the six months ended June 30, 2017, and its audited consolidated statements of operations for the years ended December 31, 2016 and 2015 and for the period April 10, 2014 through December 31, 2014, have been conformed to BGC’s standard reporting presentation. The tables below are the reconciliations showing the reclassifications from Berkeley Point’s historical reporting presentation to BGC’s reporting presentation.

Reclassifications for Berkeley Point Consolidated Statement of Financial Condition as of June 30, 2017:

	Berkeley Point Financial LLC and Subsidiaries Historical (unaudited)	Reclassifications		Berkeley Point Financial LLC and Subsidiaries Adjusted Historical (unaudited)
Assets
Cash and cash equivalents	$61,458	$—		$61,458
Cash segregated under regulatory requirements	52,111	—		52,111
Loans held for sale	933,850	—		933,850
Receivables from broker-dealers, clearing organizations, customers and related broker-dealers	19,265	—		19,265
Credit enhancement receivable	12	(12)	(1)	—
Mortgage services rights, net	376,427	—		376,427
Accrued commissions and other receivables, net	—	18,259	(2)	18,259
Loans, forgivable loans and other receivables from employees and partners, net	—	2,983	(2)	2,983
Loan receivables from related parties	—	130,000	(3)	130,000
Fixed assets, net	—	1,354	(2)	1,354
Goodwill	191	—		191
Other intangible assets, net	5,458	(18)	(4)	5,440
Receivables from related parties	129,311	(129,295)	(3)	16
Other assets	25,640	(22,566)	(5)	3,074

Total assets	$1,603,723	$705		$1,604,428

Liabilities, Redeemable Partnership Interest, and Equity
Warehouse notes payable, net	$933,909	$—		$933,909
Accrued compensation	—	54,685	(6)	54,685
Payables to broker-dealers, clearing organizations, customers and related broker-dealers	8,699	—		8,699
Payables to related parties	—	705	(3)	705
Accounts payable, accrued and other liabilities	62,359	(13,138)	(8)	49,221
Borrower deposits	5,740	(5,740)	(7)	—
Financial guarantee liability	200	(200)	(7)	—
Credit enhancement deposit	25,000	(25,000)	(7)	—
Contingent liability	10,607	(10,607)	(7)	—

Total liabilities	1,046,514	705		1,047,219
Equity
Additional paid-in capital	557,209	(297,893)	(9)	259,316
Retained earnings (deficit)		297,893	(9)	297,893

Total stockholders’ equity	557,209	—		557,209

Total equity	557,209	—		557,209

Total liabilities, redeemable partnership interest, and equity	$1,603,723	$705		$1,604,428

Notes:

(1)	Reclassification of Berkeley Point’s Credit enhancement receivable to Other assets.
(2)	Reclassification of Berkeley Point’s receivables, employee loans, and Fixed assets, net, from Other assets to their respective BGC line items.

(3)	Reclassification of Berkeley Point’s $130.0 million note receivable from the Partnership and a $0.7 million inter-company payable to the Partnership from Receivables from related parties to Loan receivables from related parties and Payables to related parties, respectively. On March 11, 2015, Berkeley Point and the Partnership entered into a note receivable/payable (the “Berkeley Point and the Partnership Inter-Company Note”) that allows for advances to or from the Partnership at an interest rate of one-month LIBOR plus 1.0%. As of June 30, 2017, there was $130.0 million outstanding advances from the Partnership on the Berkeley Point and the Partnership Inter-Company Note.
(4)	Reclassification of Berkeley Point’s favorable lease asset from Other intangible assets, net to Other assets.
(5)	Offset of reclassifications from Notes 1, 2 and 4 above.
(6)	Reclassification of Berkeley Point’s accrued compensation from Accounts payable, accrued and other liabilities to Accrued compensation.
(7)	Reclassification of Berkeley Point’s Borrower deposits, Financial guarantee liability, Credit enhancement deposit, and Contingent liability to Accounts payable, accrued and other liabilities.
(8)	Offset of reclassifications from Notes 6 and 7 above.
(9)	Reclassification of Berkeley Point’s retained earnings from Additional paid-in capital to Retained earnings (deficit).

Reclassifications for Berkeley Point Consolidated Statements of Operations for the following periods:

	For the Six Months Ended June 30, 2017
	Berkeley Point Financial LLC and Subsidiaries Historical (unaudited)	Reclassifications		Berkeley Point Financial LLC and Subsidiaries Adjusted Historical (unaudited)
Revenues:
Gains from mortgage banking activities, net	$114,777	$—		$114,777
Servicing fees	51,672	—		51,672
Fees from related parties	—	420	(1)	420
Interest income	19,879	—		19,879

Total revenues	186,328	420		186,748
Expenses:
Compensation and employee benefits	51,210	420	(1)	51,630

Total compensation and employee benefits	51,210	420		51,630
Occupancy and equipment	—	1,981	(2)(5)	1,981
Fees to related parties	—	228	(2)	228
Professional and consulting fees	—	4,245	(2)	4,245
Communications	—	917	(2)	917
Selling and promotion	—	1,901	(2)	1,901
Commissions and floor brokerage	—	533	(2)	533
Interest expense	13,967	(211)	(3)	13,756
Provision for risk-sharing obligations	(63)	63	(4)	—
Amortization and depreciation	33,157	(33,157)	(5)	—
Other expenses	10,626	23,289	(5)(6)	33,915

Total expenses	108,897	209		109,106
Other income (losses), net:
Other income (loss)	—	(211)	(3)	(211)

Total other income (losses), net	—	(211)		(211)

Income (loss) from operations before income taxes	77,431	—		77,431
Provision (benefit) for income taxes	24	—		24

Consolidated net income (loss)	$77,407	$—		$77,407

	For the Year Ended December 31, 2016
	Berkeley Point Financial LLC and Subsidiaries Historical	Reclassifications		Berkeley Point Financial LLC and Subsidiaries Adjusted Historical
Revenues:
Gains from mortgage banking activities, net	$183,801	$—		$183,801
Servicing fees	87,671	—		87,671
Fees from related parties	—	741	(1)	741
Interest income	21,605	—		21,605

Total revenues	293,077	741		293,818
Expenses:
Compensation and employee benefits	77,827	741	(1)	78,568

Total compensation and employee benefits	77,827	741		78,568
Occupancy and equipment	—	4,099	(2)(5)	4,099
Fees to related parties	—	279	(2)	279
Professional and consulting fees	—	6,288	(2)	6,288
Communications	—	1,512	(2)	1,512
Selling and promotion	—	2,750	(2)	2,750
Commissions and floor brokerage	—	602	(2)	602
Interest expense	14,094	(366)	(3)	13,728
Provision for risk-sharing obligations	231	(231)	(4)	—
Amortization and depreciation	58,848	(58,848)	(5)	—
Other expenses	16,796	43,549	(5)(6)	60,345

Total expenses	167,796	375		168,171
Other income (losses), net:
Other income (loss)	—	(366)	(3)	(366)

Total other income (losses), net	—	(366)		(366)

Income (loss) from operations before income taxes	125,281	—		125,281
Provision (benefit) for income taxes	80	—		80

Consolidated net income (loss)	$125,201	$—		$125,201

	For the Year Ended December 31, 2015
	Berkeley Point Financial LLC and Subsidiaries Historical	Reclassifications		Berkeley Point Financial LLC and Subsidiaries Adjusted Historical
Revenues:
Gains from mortgage banking activities, net	$113,357	$—		$113,357
Servicing fees	74,356	—		74,356
Fees from related parties	—	611	(1)	611
Interest income	14,099	—		14,099

Total revenues	201,812	611		202,423
Expenses:
Compensation and employee benefits	62,622	611	(1)	63,233

Total compensation and employee benefits	62,622	611		63,233
Occupancy and equipment	—	3,760	(2)(5)	3,760
Fees to related parties	—	447	(2)	447
Professional and consulting fees	—	7,202	(2)	7,202
Communications	—	1,263	(2)	1,263
Selling and promotion	—	2,610	(2)	2,610
Commissions and floor brokerage	—	362	(2)	362
Interest expense	10,130	(460)	(3)	9,670
Provision for risk-sharing obligations	(81)	81	(4)	—
Amortization and depreciation	55,130	(55,130)	(5)	—
Other expenses	16,730	39,405	(5)(6)	56,135

Total expenses	144,531	151		144,682
Other income (losses), net:
Other income (loss)	—	(460)	(3)	(460)

Total other income (losses), net	—	(460)		(460)

Income (loss) from operations before income taxes	57,281	—		57,281
Provision (benefit) for income taxes	123	—		123

Consolidated net income (loss)	$57,158	$—		$57,158

	For the Period April 10, 2014 through December 31, 2014
	Berkeley Point Financial LLC and Subsidiaries Historical	Reclassifications		Berkeley Point Financial LLC and Subsidiaries Adjusted Historical
Revenues:
Gains from mortgage banking activities, net	$79,377	$—		$79,377
Servicing fees	49,053	—		49,053
Fees from related parties	—	275	(1)	275
Interest income	7,345	—		7,345
Other revenues	59	—		59

Total revenues	135,834	275		136,109
Expenses:
Compensation and employee benefits	47,544	275	(1)	47,819

Total compensation and employee benefits	47,544	275		47,819
Occupancy and equipment	—	2,959	(2)(5)	2,959
Professional and consulting fees	—	3,645	(2)	3,645
Communications	—	953	(2)	953
Selling and promotion	—	1,737	(2)	1,737
Commissions and floor brokerage	—	219	(2)	219
Interest expense	5,850	(585)	(3)	5,265
Provision for risk-sharing obligations	48	(48)	(4)	—
Amortization and depreciation	34,002	(34,002)	(5)	—
Other expenses	10,172	24,537	(5)(6)	34,709

Total expenses	97,616	(310)		97,306
Other income (losses), net:
Other income (loss)	—	(585)	(3)	(585)

Total other income (losses), net	—	(585)		(585)

Income (loss) from operations before income taxes	38,218	—		38,218
Provision (benefit) for income taxes	90	—		90

Consolidated net income (loss)	$38,128	$—		$38,128

Notes:

(1)	Reclassification of Berkeley Point’s charge to the Partnership for certain employees from Compensation and employee benefits to Fees from related parties.
(2)	Reclassification of Berkeley Point’s Occupancy and equipment, Fees to related parties, Professional and consulting fees, Communications, Selling and promotion, and Commissions and floor brokerage expenses from Other expenses to their respective BGC line items.
(3)	Reclassification of Berkeley Point’s present value adjustment on its Contingent liability from Interest expense to Other income (loss).
(4)	Reclassification of Berkeley Point’s Provision for risk-sharing obligations to Other expenses.
(5)	Reclassifications include the following:
•	Berkeley Point Amortization and depreciation of $0.2 million for the six months ended June 30, 2017 and $0.7 million, $0.6 million, and $0.6 million for the years and period ended December 31, 2016, 2015, and 2014, respectively, related to Fixed assets, net reclassified to Occupancy and equipment; and
•	Berkeley Point Amortization and depreciation of $32.9 million for the six months ended June 30, 2017 and $58.1 million, $54.5 million, and $33.4 million for the years and period ended December 31, 2016, 2015, and 2014, respectively, related to Mortgage services rights, net and Other intangible assets, net reclassified to Other expenses.
(6)	Offset of reclassifications from Notes 2, 4, and 5 above.

3. The Berkeley Point Acquisition, the Borrowing, the Company Investment and Related Adjustments

The following notes relate to the unaudited pro forma condensed consolidated and combined statement of financial condition as of June 30, 2017:

(a)	Represents the following:

(1)	Adjustment to reflect the noncontrolling interest in the historical capital of Berkeley Point.

(2)	The economic interests in BGC Holdings, which are not owned by the Company, are reflected as a component of Noncontrolling interest in subsidiaries in the Company’s unaudited pro forma condensed consolidated and combined statements of financial condition. Such interests receive allocations of net income (loss), and are reflected as a component of Net income (loss) attributable to noncontrolling interest in subsidiaries in the Company’s unaudited pro forma condensed consolidated and combined statements of operations. This adjustment reflects the allocations of net income for the Berkeley Point Acquisition to Noncontrolling interest in subsidiaries, with an offsetting impact to Retained earnings (deficit).

(b)	Represents the following:

(1)	Includes the following transactions:

i.	As a result of the Berkeley Point Acquisition, BGC paid a total consideration of $875 million, comprising $872.2 million of cash, decreasing Cash and cash equivalents, and $2.8 million of BGC Holdings units, increasing Additional paid-in capital and Noncontrolling interest in subsidiaries.

ii.	BGC paid a cash consideration of $100 million related to the Company Investment. The Company Investment will be accounted for as an equity method investment.

iii.	On April 21, 2017, the Company entered into a $150.0 million revolving credit facility with an affiliate of Cantor, in which BGC agreed to lend $150.0 million to such affiliate. As of June 30, 2017, this revolving credit facility was fully drawn. The adjustment reflects the repayment of the $150.0 million revolving credit facility by Cantor to BGC, with an offsetting decrease in Loan receivables from related parties.

iv.	The Company received $975 million of proceeds from the Borrowing, thereby increasing Long-term debt.

v.	On February 25, 2016, the Company entered into a $150.0 million revolving credit agreement with Bank of America, N.A, under which there were $150.0 million of borrowings outstanding as of June 30, 2017. This adjustment reflects the repayment of the $150.0 million revolving credit agreement by BGC to Bank of America, N.A., with an offsetting decrease in Short-term borrowings.

vi.	In conjunction with the close of the Berkeley Point Acquisition, Berkeley Point and the Partnership settled the Berkeley Point and the Partnership Inter-Company Note. As of June 30, 2017, Berkeley Point had a $130.0 million note receivable from the Partnership. The adjustment reflects cash received of $130.0 million, with an offsetting decrease in Loan receivables from related parties.

vii.	Pursuant to the Transaction Agreement, Berkeley Point made a cash distribution for the amount that Berkeley Point’s closing net assets exceeded $508.6 million. If the Berkeley Point Acquisition had closed as of June 30, 2017, Berkeley Point would have made a cash distribution of $48.6 million, with an offsetting impact to Retained earnings (deficit).

viii.	BGC had financing costs of approximately $8.4 million related to the Borrowing. The Company paid $6.1 million that was due at the closing of the Borrowing and accrued $2.3 million due post-closing in Accounts payable, accrued and other liabilities. These costs are netted against the Credit Agreements in Long-term debt.

(2)	Upon the Closing of the Berkeley Point Acquisition, the Company recorded a $106.0 million Deferred tax asset to reflect the tax benefit to be realized, consisting of the difference between the book and tax basis, increasing Other assets and Additional paid-in capital.

(3)	To reflect a $2.0 million legal, accounting, and advisory fees accrual related to the Berkeley Point Acquisition in Accounts payable, accrued and other liabilities.

(4)	The Company recorded a distribution of capital to the Partnership of $875 million, which reflects the acquisition price, for the Berkeley Point Acquisition, decreasing Additional paid-in capital, Noncontrolling interest in subsidiaries, and Retained earnings (deficit).

The following notes relate to the unaudited pro forma condensed consolidated and combined statements of operations for the six months ended June 30, 2017 and for the years ended December 31, 2016, 2015, and 2014:

(c)	Represents the following:

(1)	The Company has a referral agreement in place with Berkeley Point, in which BGC’s brokers are incentivized to refer business to Berkeley Point through a revenue-share agreement. These adjustments are to reflect the elimination of inter-company transactions between the Company and Berkeley Point.

(2)	To reflect the revenues net of expenses that are retained by the Partnership related to the servicing group.

(3)	To reflect in Net income (loss) attributable to noncontrolling interest in subsidiaries, the impact of the Berkeley Point Acquisition and the above adjustments on allocations of net income to noncontrolling interest in subsidiaries.

(d)	Represents the following:

(1)	To record the interest on the Borrowing and the amortization of financing costs as a result of the Borrowing. If the interest rate on the Credit Agreements were to vary by 0.125%, Interest expense would increase/decrease by $0.6 million for the six months ended June 30, 2017, $1.2 million for each of the years ended December 31, 2016 and 2015, and $0.9 million for the year ended December 31, 2014, assuming the Borrowing was entered into on April 10, 2014.

(2)	To reflect the corporate tax adjustment for the Berkeley Point Acquisition and the Borrowing.

(3)	The reflect in Allocation of net income and grant of exchangeability to limited partnership units and FPUs and Net income (loss) attributable to noncontrolling interest in subsidiaries, the impact of the Berkeley Point Acquisition and above items on allocations of net income to limited partnership units, FPUs, and noncontrolling interest in subsidiaries.

ITEM 2.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL CONDITION AND PRO FORMA RESULTS OF OPERATIONS

Management’s Discussions and Analysis of Pro Forma Financial Condition and Pro Forma Results of Operations is for the unaudited pro forma condensed consolidated and combined financial information, and reflects all assumptions and adjustments therein, including the effects of the Berkeley Point Acquisition and the Borrowing on BGC’s statement of financial condition as of June 30, 2017, as if they had occurred on June 30, 2017, and on BGC’s statements of operations for the six months ended June 30, 2017 and for the years ended December 31, 2016, 2015, and 2014, as if the Berkeley Point Acquisition and the Borrowing had occurred on April 10, 2014, when Berkeley Point was acquired by the Partnership, and the effects of the Company Investment in the Real Estate LP, as if it had occurred on June 30, 2017. Given that the Real Estate LP was newly formed at the Closing, the unaudited pro forma condensed consolidated and combined statements of operations for the six months ended June 30, 2017 and the years ended December 31, 2016, 2015, and 2014 do not reflect and operations of the Real Estate LP. Management believes that the assumptions used and adjustments made are reasonable under the circumstances and given the information available.

This Management’s Discussion and Analysis of the unaudited pro forma condensed consolidated and combined financial information should be read in conjunction with:

•	The accompanying notes to the unaudited pro forma condensed consolidated and combined financial statements;

•	BGC’s unaudited condensed consolidated financial statements included in the Company’s Quarterly Report on Form 10-Q as of June 30, 2017 and December 31, 2016 and for the three and six months ended June 30, 2017 and 2016;

•	BGC audited consolidated financial statements included in the Company’s Annual Report on Form 10-K as of December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015, and 2014;

•	Berkeley Point Financial LLC’s unaudited consolidated financial statements as of June 30, 2017 and December 31, 2016 and for the six months ended June 30, 2017 and 2016, and audited consolidated financial statements as of December 31, 2016 and 2015 (Successor) and for the years ended December 31, 2016 and 2015 (Successor) and for the periods April 10, 2014 through December 31, 2014 (Successor) and January 1, 2014 through April 9, 2014 (Predecessor), included as Exhibit 99.1 to this Current Report on Form 8-K; and

•	The “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and any updates to those risk factors or new risk factors contained in the Company’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”).

PRO FORMA RESULTS OF OPERATIONS

The following table sets forth BGC Partners, Inc. (“our,” “BGC,” or the “Company”) unaudited pro forma condensed consolidated and combined statements of operations data expressed as a percentage of total revenues for the period indicated (in thousands):

	Six Months Ended June 30, 2017
	Pro Forma Results	Percentage of Total Revenues
Revenues:
Commissions	$1,122,892	68.8%
Principal transactions	166,103	10.2

Total brokerage revenues	1,288,995	79.0
Gains from mortgage banking activities, net	118,808	7.3
Real estate management services	102,219	6.2
Servicing fees	51,672	3.2
Fees from related parties	12,956	0.8
Data, software and post-trade	26,409	1.6
Interest income	29,183	1.8
Other revenues	1,852	0.1

Total revenues	1,632,094	100.0
Expenses:
Compensation and employee benefits	942,984	57.8
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	127,406	7.8

Total compensation and employee benefits	1,070,390	65.6
Occupancy and equipment	101,140	6.2
Fees to related parties	12,009	0.7
Professional and consulting fees	44,561	2.7
Communications	64,526	4.0
Selling and promotion	54,675	3.3
Commissions and floor brokerage	20,906	1.3
Interest expense	64,334	3.9
Other expenses	92,662	5.7

Total expenses	1,525,203	93.4

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	557	0.0
Gains (losses) on equity method investments	1,839	0.1
Other income (loss)	9,733	0.6

Total other income (losses), net	12,129	0.7

Income (loss) from operations before income taxes	119,020	7.3
Provision (benefit) for income taxes	33,956	2.1

Consolidated net income (loss)	85,064	5.2
Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	17,573	1.1

Net income (loss) available to common stockholders	$67,491	4.1%

Pro Forma Six Months Ended June 30, 2017

Revenues

Brokerage Revenues

Total brokerage revenues were $1,289.0 million for the six months ended June 30, 2017. Commission revenues were $1,122.9 million for the six months ended June 30, 2017. Principal transactions revenues were $166.1 million for the six months ended June 30, 2017.

Our rates revenues were $269.2 million for the six months ended June 30, 2017.

Our credit revenues were $152.6 million for the six months ended June 30, 2017.

Our FX revenues were $159.7 million for the six months ended June 30, 2017.

Our brokerage revenues from energy and commodities was $101.6 million for the six months ended June 30, 2017.

Our brokerage revenues from equities, insurance, and other asset classes was $161.0 million for the six months ended June 30, 2017.

Leasing and other services revenues were $272.3 million for the six months ended June 30, 2017.

Real estate capital markets revenues were $172.6 million for the six months ended June 30, 2017.

Gains from mortgage banking activities, net

Gains from mortgage banking activities were $118.8 million for the six months ended June 30, 2017.

Real Estate Management Services

Real estate management services revenue were $102.2 million for the six months ended June 30, 2017.

Servicing fees

Servicing fees were $51.7 million for the six months ended June 30, 2017.

Fees from Related Parties

Fees from related parties were $13.0 million for the six months ended June 30, 2017.

Data, Software and Post-Trade

Data, software and post-trade revenues were $26.4 million for the six months ended June 30, 2017.

Interest Income

Interest income was $29.2 million for the six months ended June 30, 2017.

Other Revenues

Other revenues were $1.9 million for the six months ended June 30, 2017.

Expenses

Compensation and Employee Benefits

Compensation and employee benefits expense was $943.0 million for the six months ended June 30, 2017.

Allocations of Net Income and Grant of Exchangeability to Limited Partnership Units and FPUs

Allocations of net income and grant of exchangeability to limited partnership units and FPUs was $127.4 million for the six months ended June 30, 2017.

Occupancy and Equipment

Occupancy and equipment expense was $101.1 million for the six months ended June 30, 2017.

Fees to Related Parties

Fees to related parties were $12.0 million for the six months ended June 30, 2017.

Professional and Consulting Fees

Professional and consulting fees were $44.6 million for the six months ended June 30, 2017.

Communications

Communications expense was $64.5 million for the six months ended June 30, 2017.

Selling and Promotion

Selling and promotion expense was $54.7 million for the six months ended June 30, 2017.

Commissions and Floor Brokerage

Commissions and floor brokerage expenses were $20.9 million for the six months ended June 30, 2017.

Interest Expense

Interest expense was $64.3 million for the six months ended June 30, 2017.

Other Expenses

Other expenses were $92.7 million for the six months ended June 30, 2017.

Other Income (Losses), net

Gain (Loss) on Divestiture and Sale of Investments

We had a gain on divestiture of $0.6 million in the six months ended June 30, 2017, as a result of the sale of investments.

Gains (Losses) on Equity Method Investments

Gains (losses) on equity method investments were a gain of $1.8 million, for the six months ended June 30, 2017.

Other Income (Loss)

Other income (loss) was $9.7 million for the six months ended June 30, 2017.

Provision (Benefit) for Income Taxes

Provision (benefit) for income taxes was $34.0 million for the six months ended June 30, 2017.

Net Income (Loss) Attributable to Noncontrolling Interest in Subsidiaries

Net income (loss) attributable to noncontrolling interest in subsidiaries was $17.6 million for the six months ended June 30, 2017.

The following table sets forth BGC’s unaudited pro forma condensed consolidated and combined statements of operations data expressed as a percentage of total revenues for the years indicated (in thousands):

	Year Ended December 31,
	2016		2015		2014
	Pro Forma Results	Percentage of Total Revenues	Pro Forma Results	Percentage of Total Revenues	Pro Forma Results	Percentage of Total Revenues
Revenues:
Commissions	$1,985,667	68.3%	$1,929,913	69.3%	$1,307,684	67.9%
Principal transactions	325,481	11.2	313,142	11.2	253,951	13.2

Total brokerage revenues	2,311,148	79.5	2,243,055	80.5	1,561,635	81.1
Gains from mortgage banking activities, net	193,387	6.6	115,304	4.1	79,751	4.1
Real estate management services	196,801	6.8	187,118	6.7	163,227	8.5
Servicing fees	87,671	3.0	74,356	2.7	49,053	2.5
Fees from related parties	25,570	0.9	26,843	1.0	29,301	1.5
Data, software and post-trade	54,309	1.9	102,371	3.7	11,565	0.6
Interest income	33,876	1.1	24,742	0.9	14,658	0.8
Other revenues	5,334	0.2	9,957	0.4	17,291	0.9

Total revenues	2,908,096	100.0	2,783,746	100.0	1,926,481	100.0
Expenses:
Compensation and employee benefits	1,733,207	59.6	1,759,855	63.2	1,172,481	60.9
Allocations of net income and grant of exchangeability to limited partnership units and FPUs	212,365	7.3	263,563	9.5	138,743	7.2

Total compensation and employee benefits	1,945,572	66.9	2,023,418	72.7	1,311,224	68.1
Occupancy and equipment	203,947	7.0	221,786	8.0	157,813	8.2
Fees to related parties	24,143	0.8	19,202	0.7	12,623	0.7
Professional and consulting fees	67,208	2.3	73,584	2.6	56,243	2.9
Communications	125,592	4.3	121,690	4.4	84,137	4.4
Selling and promotion	100,602	3.5	100,047	3.6	73,769	3.8
Commissions and floor brokerage	38,515	1.3	35,456	1.3	19,568	1.0
Interest expense	109,527	3.8	117,191	4.2	71,021	3.7
Other expenses	144,213	5.0	194,334	7.0	185,774	9.6

Total expenses	2,759,319	94.9	2,906,708	104.5	1,972,172	102.4

Other income (losses), net:
Gain (loss) on divestiture and sale of investments	7,044	0.2	394,347	14.2	—	—
Gains (losses) on equity method investments	3,543	0.1	2,597	0.1	(7,969)	(0.4)
Other income (loss)	97,213	3.4	122,708	4.4	48,842	2.5

Total other income (losses), net	107,800	3.7	519,652	18.7	40,873	2.1

Income (loss) from operations before income taxes	256,577	8.8	396,690	14.2	(4,818)	(0.3)
Provision (benefit) for income taxes	85,241	2.9	126,239	4.5	4,117	0.2

Consolidated net income (loss)	171,336	5.9	270,451	9.7	(8,935)	(0.5)
Less: Net income (loss) attributable to noncontrolling interest in subsidiaries	35,825	1.2	141,472	5.1	(9,831)	(0.5)

Net income (loss) available to common stockholders	$135,511	4.7%	$128,979	4.6%	$896	0.0%

Pro Forma Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues

Brokerage Revenues

Total brokerage revenues increased by $68.1 million, or 3.0%, to $2,311.1 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. Commission revenues increased by $55.8 million, or 2.9%, to $1,985.7 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. Principal transactions revenues increased by $12.3 million, or 3.9%, to $325.5 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015.

The increase in brokerage revenues was primarily driven by increases in revenues from real estate capital markets brokerage, energy & commodities, credit and equities and other, partially offset by lower revenues in leasing and other services, foreign exchange and rates.

Our rates revenues decreased by $2.4 million, or 0.5%, to $468.8 million in the year ended December 31, 2016. The decrease in rates revenues was primarily due to industry-wide declines in wholesale market activity.

Our credit revenues increased by $20.2 million, or 7.4%, to $291.8 million in the year ended December 31, 2016. This increase was mainly due to expansion of the business into new sectors and an uptick in fully electronic credit brokerage.

Our FX revenues decreased by $21.5 million, or 6.6%, to $303.3 million for the year ended December 31, 2016. This decrease was primarily driven by lower global volumes.

Our brokerage revenues from energy and commodities increased by $26.7 million, or 13.6%, to $222.9 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of GFI Group Inc. (“GFI”).

Our brokerage revenues from equities and other asset classes increased by $2.7 million, or 1.5%, to $175.0 million for the year ended December 31, 2016. This increase was primarily driven by our acquisition of GFI.

Leasing and other services revenues decreased by $25.9 million, or 4.8%, to $513.8 million for the year ended December 31, 2016 as compared to the prior year period. This decrease was primarily driven by lower volumes. According to Newmark Knight Frank (“NKF”) Research, leasing activity during 2016 was down by more than 5% relative to the prior year.

Real estate capital markets revenues increased by $68.4 million, or 25.6%, to $335.6 million for the year ended December 31, 2016 as compared to the prior year period. This increase was primarily driven by organic growth as recent new hires increased their productivity and came despite lower industry volumes.

Gains from mortgage banking activities, net

Gains from mortgage banking activities, net revenues increased by $78.1 million, or 67.7%, to $193.4 million for the year ended December 31, 2016. This increase was primarily driven by an increase in Berkeley Point loan origination volume.

Real Estate Management Services

Real estate management services revenue increased by $9.7 million, or 5.2%, to $196.8 million for the year ended December 31, 2016 primarily due to organic growth.

Servicing fees

Servicing fees revenue increased by $13.3 million, or 17.9%, to $87.7 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The increase was primarily driven by an increase in Berkeley Point loan originations for which the servicing rights were retained.

Fees from Related Parties

Fees from related parties decreased by $1.3 million, or 4.7%, to $25.6 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015.

Data, Software and Post-Trade

Data, software and post-trade revenues decreased by $48.1 million, or 46.9%, to $54.3 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease was primarily driven by the sale of Trayport (the “Trayport Transaction”), to Intercontinental Exchange, Inc. (“ICE”) for 2,527,658 shares of ICE common stock (the “ICE shares”), which generated $58.6 million of net revenues in 2015.

Interest Income

Interest income increased by $9.1 million, or 36.9%, to $33.9 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This increase was primarily due to an increase in interest income from Loans held for sale and employee loans.

Other Revenues

Other revenues decreased by $4.6 million, or 46.4%, to $5.3 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease was primarily due to decreases in dividends on investments and miscellaneous recoveries.

Expenses

Compensation and Employee Benefits

Compensation and employee benefits expense decreased by $26.6 million, or 1.5%, to $1,733.2 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The main drivers of this decrease were cost savings associated with the GFI synergies.

Allocations of Net Income and Grant of Exchangeability to Limited Partnership Units and FPUs

Allocations of net income and grant of exchangeability to limited partnership units and FPUs decreased by $51.2 million, or 19.4%, to $212.4 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This decrease was primarily driven by a decrease in exchangeability charges partially offset by an increase in allocation of net income to limited partnership units during the year ended December 31, 2016 as compared to the year ended December 31, 2015.

Occupancy and Equipment

Occupancy and equipment expense decreased by $17.8 million, or 8.0%, to $203.9 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This decrease was primarily driven by a decrease in fixed asset impairment charges resulting from the synergies associated with the integration of GFI in 2015.

Fees to Related Parties

Fees to related parties increased by $4.9 million, or 25.7%, to $24.1 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. Fees to related parties are allocations paid to Cantor for administrative and support services (such as accounting, occupancy, and legal).

Professional and Consulting Fees

Professional and consulting fees decreased by $6.4 million, or 8.7%, to $67.2 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. In the year earlier period, there were increased expenses in this category with respect to the acquisition of GFI and the sale of Trayport.

Communications

Communications expense increased by $3.9 million, or 3.2%, to $125.6 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. As a percentage of total revenues, communications remained relatively unchanged across the two periods.

Selling and Promotion

Selling and promotion expense increased by $0.6 million, or 0.6%, to $100.6 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. As a percentage of total revenues, selling and promotion remained relatively unchanged across the two periods.

Commissions and Floor Brokerage

Commissions and floor brokerage expense increased by $3.1 million, or 8.6%, to $38.5 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This line item tends to move in line with Financial Services brokerage revenues.

Interest Expense

Interest expense decreased by $7.7 million, or 6.5%, to $109.5 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The decrease was primarily driven by lower interest rates on the 8.375% Senior Notes due to the improved credit rating following the BGC Guarantee, as well as a decrease in interest expense due to the maturity of 4.50% Convertible Senior Notes, partially offset by the interest expense on the 5.125% Senior Notes issued on May 27, 2016 and an increase in interest expense on Warehouse notes payable, net.

Other Expenses

Other expenses decreased by $50.1 million, or 25.8%, to $144.2 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015, primarily related to commitments during the year ended December 31, 2015 to make charitable contributions.

Other Income (Losses), net

Gain (Loss) on Divestiture and Sale of Investments

We had a gain on divestiture of $7.0 million in the year ended December 31, 2016, as a result of the sale of investments. For the year ended December 31, 2015, there was a gain on divestiture of $394.3 million primarily related to the disposition of the Trayport business, which was completed on December 11, 2015.

Gains (Losses) on Equity Method Investments

Gains (losses) on equity method investments increased by $0.9 million, or 36.4%, to a gain of $3.5 million, for the year ended December 31, 2016 as compared to a gain of $2.6 million for the year ended December 31, 2015. Gains (losses) on equity method investments represent our pro rata share of the net gains or losses on investments over which we have significant influence but which we do not control.

Other Income (Loss)

Other income (loss) decreased by $25.5 million, or 20.8%, to $97.2 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. The $25.5 million year-over-year decrease was primarily due to the $29.0 million gain recorded in 2015 on the GFI shares owned by us prior to the completion of the tender offer, the mark-to-market on ICE shares ($6.8 million in 2016 compared to $16.3 million in 2015), and other acquisition related adjustments partially offset by $18.3 million related to an adjustment of future earn-out payments that will no longer be required and the earn-out of Nasdaq, Inc. (“Nasdaq”) common stock and the related mark-to-market and/or hedging ($78.7 million in 2016 compared to $68.0 million in 2015) from the sale of the eSpeed business to Nasdaq in June 2013 (the “Nasdaq Transaction”).

Provision (Benefit) for Income Taxes

Provision (benefit) for income taxes decreased by $41.0 million, or 32.5%, to $85.2 million for the year ended December 31, 2016 as compared to the year ended December 31, 2015. This decrease was primarily driven by a decrease in pre-tax earnings as a result of the gain recognized on the Trayport Transaction for the year ended December 31, 2015. In general, our consolidated effective tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings.

Net Income (Loss) Attributable to Noncontrolling Interest in Subsidiaries

Net income (loss) attributable to noncontrolling interest in subsidiaries decreased by $105.6 million, or 74.7%, to $35.8 million, for the year ended December 31, 2016 as compared to the year ended December 31, 2015.

Pro Forma Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenues

Brokerage Revenues

Total brokerage revenues increased by $681.4 million, or 43.6%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Commission revenues increased by $622.2 million, or 47.6%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Principal transactions revenues increased by $59.2 million, or 23.3%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

The increase in brokerage revenues was primarily driven by the addition of GFI, the ongoing success of NKF, our Real Estate Services segment, and the continued strong double digit growth of our high margin FENICS fully electronic businesses.

The increase in rates revenues of $59.0 million was primarily due to the acquisition of GFI.

Our fully electronic credit revenues increased by $29.9 million as compared to the year ended December 31, 2014, and our overall credit revenues increased by 26.0% to $271.6 million in the year ended December 31, 2015. This increase was mainly due to our acquisition of GFI.

Our FX revenues were up by 44.4% to $324.8 million for the year ended December 31, 2015. This increase was primarily driven by growth across our voice, hybrid, and fully electronic desks most notably in our e-brokered foreign exchange spot and derivative products. Our acquisitions of GFI and R.P. Martin also contributed to the increase.

Our brokerage revenues from energy and commodities increased $140.4 million, or 251.7%, to $196.2 million for the year ended December 31, 2015. This increase was primarily driven by our acquisition of GFI and organic growth.

Our brokerage revenues from equities and other asset classes increased $61.9 million, or 56.1%, to $172.3 million for the year ended December 31, 2015. This increase was primarily driven by our acquisition of GFI.

Leasing and other services revenues increased by $122.0 million, or 29.2%, to $539.7 million for the year ended December 31, 2015 as compared to the prior year period. This increase was primarily driven by strong commercial real estate market fundamentals.

Real estate capital markets revenues increased by $142.3 million, or 113.9%, to $267.2 million for the year ended December 31, 2015 as compared to the prior year period. This increase was primarily driven by the acquisition of Apartment Realty Advisors (“ARA”).

Gains from mortgage banking activities, net

Gains from mortgage banking activities, net revenues increased by $35.6 million, or 44.6%, to $115.3 million for the year ended December 31, 2015. This increase was primarily driven by an increase in loan origination volume related to the Berkeley Point Acquisition.

Real Estate Management Services

Real estate management services revenue increased $23.9 million, or 14.6%, for the year ended December 31, 2015. This increase was primarily driven by our acquisition of Computerized Facility Integration (“CFI”).

Servicing fees

Servicing fees revenue increased by $25.3 million, or 51.6%, to $74.4 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase was primarily driven by an increase in loan originations for which the servicing rights were retained.

Fees from Related Parties

Fees from related parties decreased by $2.5 million, or 8.4%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

Data, Software and Post-Trade

Data, software and post-trade revenues increased by $90.8 million, or 785.2%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase was primarily driven by our acquisition of GFI.

Interest Income

Interest income increased by $10.1 million, or 68.8%, to $24.7 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily due to an increase in interest income from Loans held for sale related to the acquisition of Berkeley Point.

Other Revenues

Other revenues decreased by $7.3 million, or 42.4%, to $10.0 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The decrease was primarily due to a settlement related to litigation received during the year ended December 31, 2014.

Expenses

Compensation and Employee Benefits

Compensation and employee benefits expense increased by $587.4 million, or 50.1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The main driver of this increase was the increased level of brokerage revenues particularly related to the GFI acquisition and the growth in our Real Estate Services business, as well as a reserve taken against employee loans.

Allocations of Net Income and Grant of Exchangeability to Limited Partnership Units and FPUs

The Allocations of net income and grant of exchangeability to limited partnership units and FPUs increased by $124.8 million, or 90.0%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily driven by an increase in charges related to grants of exchangeability to limited partnership units during the year as compared to the year ended December 31, 2014.

Occupancy and Equipment

Occupancy and equipment expense increased $64.0 million, 40.5%, to $221.8 million for the year ended December 31, 2015, as compared to the year ended December 31, 2014. This increase was primarily driven by the acquisition of GFI and the acquisitions of Cornish & Carey and ARA in our Real Estate Services segment.

Fees to Related Parties

Fees to related parties increased by $6.6 million, or 52.1%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. Fees to related parties are allocations paid to Cantor for administrative and support services.

Professional and Consulting Fees

Professional and consulting fees increased by $17.3 million, or 30.8%, to $73.6 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase was primarily driven by the acquisition of GFI.

Communications

Communications expense increased by $37.6 million, or 44.6%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily driven by the acquisition of GFI. As a percentage of total revenues, communications remained relatively unchanged across the two periods.

Selling and Promotion

Selling and promotion expense increased by $26.3 million, or 35.6%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase was primarily due to the acquisition of GFI.

Commissions and Floor Brokerage

Commissions and floor brokerage expense increased by $15.9 million, or 81.2%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily due to the acquisition of GFI.

Interest Expense

Interest expense increased by $46.2 million, or 65.0%, to $117.2 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. The increase was primarily driven by the interest expense associated with our 5.375% Senior Notes issued in December 2014, the $975 million Borrowing assumed to have been made on April 10, 2014, and the 8.375% Senior Notes acquired in the GFI acquisition in February 2015, partially offset by the maturity of the 8.75% Convertible Senior Notes on April 15, 2015.

Other Expenses

Other expenses increased by $8.6 million, or 4.6%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily related to an increase in commitments to make charitable contributions and an increase in amortization expense related to mortgage servicing rights due to the Berkeley Point Acquisition, partially offset by an increase in commitments to make charitable contributions.

Other Income (Losses), net

Gain (Loss) on Divestiture and Sale of Investments

The gain (loss) on divestiture and sale of investments is primarily related to the disposition of the Trayport business, which was completed on December 11, 2015.

Gains (Losses) on Equity Method Investments

Gains (losses) on equity method investments increased by $10.6 million, to a gain of $2.6 million, for the year ended December 31, 2015 as compared to a loss of $8.0 million for the year ended December 31, 2014. Gains (losses) on equity method investments represent our pro rata share of the net gains or losses on investments over which we have significant influence but which we do not control.

Other Income (Loss)

Other income (loss) increased $73.9 million, or 151.2%, to $122.7 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily driven by the recognition of the Nasdaq transaction earn-out and the related mark-to-market movements and/or hedging associated with the Nasdaq and ICE shares as well as a $29.0 million gain with respect to appreciation on the 17.1 million shares of GFI common stock held by the Company prior to the successful completion of our tender offer.

Provision (Benefit) for Income Taxes

Provision (benefit) for income taxes increased $122.1 million to $126.2 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was primarily driven by the increase in pretax earnings. Our consolidated effective tax rate can vary from period to period depending on, among other factors, the geographic and business mix of our earnings.

Net Income (Loss) Attributable to Noncontrolling Interest in Subsidiaries

Net income (loss) attributable to noncontrolling interest in subsidiaries increased by $151.3 million, to $141.5 million, for the year ended December 31, 2015 as compared to the year ended December 31, 2014. This increase was due to the increase in allocation of net income to Cantor units in the year ended December 31, 2015. Also contributing to this increase was the allocation of GFI income to noncontrolling interests.

Pro Forma Business Segment Financial Results

The business segments are determined based on the products and services provided and reflect the manner in which financial information is evaluated by management. We evaluate the performance and review the results of the segments based on each segment’s “Income (loss) from operations before income taxes.”

Certain unaudited pro forma condensed consolidated and combined financial information for our segments is presented below. The amounts shown below for the Financial Services and Real Estate Services segments reflect the amounts that are used by management to allocate resources and assess performance, which is based on each segment’s “Income (loss) from operations before income taxes.” In addition to the two business segments, the tables below include a “Corporate Items” category. Corporate revenues include fees from related parties and interest income. Corporate expenses include non-cash compensation expenses (such as the grant of exchangeability to limited partnership units, redemption/exchange of partnership units, issuance of restricted shares and allocations of net income to founding/working partner units and limited partnership units), as well as unallocated expenses, such as certain professional and consulting fees, executive compensation and interest expense, which are managed separately at the corporate level. Corporate other income (losses), net includes gains that are not considered part of the Company’s ordinary, ongoing business, such as the realized gain related to the GFI shares owned by the Company prior to the completion of the tender offer to acquire GFI on February 26, 2015, the gain related to the disposition of the equity interests in the entities that make up the Trayport business, the mark-to-market on ICE common shares and any related hedging transactions when applicable, and the adjustment of future earn-out payments.

Pro Forma Six Months Ended June 30, 2017 (in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$873,495	$740,181	$18,418	$1,632,094
Total expenses	705,485	606,810	212,908	1,525,203
Total other income (losses), net	8,717	—	3,412	12,129

Income (loss) from operations before income taxes	$176,727	$133,371	$(191,078)	$119,020

Pro Forma Segment Results for the Six Months Ended June 30, 2017

Revenues

•	Revenues for Financial Services were $873.5 million for the six months ended June 30, 2017.

•	Revenues for Real Estate Services were $740.2 million for the six months ended June 30, 2017.

Expenses

•	Total expenses for Financial Services were $705.5 million for the six months ended June 30, 2017.

•	Total expenses for Real Estate Services were $606.8 million for the six months ended June 30, 2017.

•	Total expenses for the Corporate Items category were $212.9 million for the six months ended June 30, 2017.

Other income (losses), net

•	Other income (losses), net, for Financial Services was a gain of $8.7 million for the six months ended June 30, 2017.

•	Other income (losses), net, for the Corporate Items category was a gain of $3.4 million for the six months ended June 30, 2017.

Income (loss) from operations before income taxes

•	Income (loss) from operations before income taxes for Financial Services was $176.7 million for the six months ended June 30, 2017.

•	Income (loss) from operations before income taxes for Real Estate Services was $133.4 million for the six months ended June 30, 2017.

Pro Forma Year Ended December 31, 2016 (in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$1,523,235	$1,353,795	$31,066	$2,908,096
Total expenses	1,275,397	1,101,446	382,476	2,759,319
Total other income (losses), net	78,701	—	29,099	107,800

Income (loss) from operations before income taxes	$326,539	$252,349	$(322,311)	$256,577

Pro Forma Year Ended December 31, 2015 (in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$1,548,159	$1,201,757	$33,830	$2,783,746
Total expenses	1,331,309	1,011,551	563,848	2,906,708
Total other income (losses), net	68,033	—	451,619	519,652

Income (loss) from operations before income taxes	$284,883	$190,206	$(78,399)	$396,690

Pro Forma Year Ended December 31, 2014 (in thousands):

	Financial Services	Real Estate Services	Corporate Items	Total
Total revenues	$1,046,431	$845,695	$34,355	$1,926,481
Total expenses	877,149	737,109	357,914	1,972,172
Total other income (losses), net	52,769	—	(11,896)	40,873

Income (loss) from operations before income taxes	$222,051	$108,586	$(335,455)	$(4,818)

Pro Forma Segment Results for the Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenues

•	Revenues for Financial Services decreased approximately $24.9 million, or 1.6%, to $1,523.2 million for the year ended December 31, 2016 from $1,548.2 million for the year ended December 31, 2015. The decrease was primarily due to lower data, software and post-trade revenues due to the sale of Trayport as well as lower volumes across global foreign exchange markets, partially offset by the addition of GFI, as well as strong growth from fully electronic credit brokerage and the data, software and post-trade businesses. Additionally, the Company reduced the number of less productive brokers and salespeople in Financial Services by approximately 120 as compared to last year, reducing revenues but increasing profitability.

•	Revenues for Real Estate Services increased approximately $152.0 million, or 12.7%, to $1,353.8 million for the year ended December 31, 2016 from $1,201.8 million for the year ended December 31, 2015, primarily driven by a 67.7% increase in gains from mortgage banking activities due to an increase in loan origination volume, an almost entirely organic 25.6% increase in revenue from high margin real estate capital markets brokerage as recent new hires increased their productivity, and a 17.9% increase in servicing fees.

Expenses

•	Total expenses for Financial Services decreased approximately $55.9 million, or 4.2%, to $1,275.4 million for the year ended December 31, 2016 from $1,331.3 million for the year ended December 31, 2015. The decrease in expenses for our Financial Services segment was primarily due to continued cost savings related to GFI synergies, as well as lower compensation expense resulting from lower brokerage revenues.

•	Total expenses for Real Estate Services increased approximately $89.9 million, or 8.9%, to $1,101.4 million for the year ended December 31, 2016 from $1,011.6 million for the year ended December 31, 2015. The increase in expenses for our Real Estate Services segment was primarily due to increased compensation associated with acquisitions and new hires.

•	Total expenses for the Corporate Items category decreased approximately $181.4 million, or 32.2%, to $382.5 million for the year ended December 31, 2016 from $563.8 million for the year ended December 31, 2015. This was primarily due to higher exchangeability charges, a reserve related to a commitment to make charitable contributions, and charges related to amortization of intangibles and impairment charges in the year ended December 31, 2015.

Other income (losses), net

•	Other income (losses), net, for Financial Services increased approximately $10.7 million, or 15.7%, to a gain of $78.7 million for the year ended December 31, 2016 from a gain of $68.0 million for the year ended December 31, 2015. The increase in other income (losses), net, for our Financial Services segment was primarily due to the recognition of the earn-out on the Nasdaq transaction and the mark-to-market movements and/or hedging on the Nasdaq earn-out shares.

•	Other income (losses), net, for the Corporate Items category decreased approximately $422.5 million, or 93.6%, to a gain of $29.1 million for the year ended December 31, 2016 from a gain of $451.6 million for the year ended December 31, 2015. The other income (losses), net for the Corporate Items category for the year ended December 31, 2015 was primarily due to the disposition of the Trayport business, which was completed on December 11, 2015.

Income (loss) from operations before income taxes

•	Income (loss) from operations before income taxes for Financial Services increased approximately $41.6 million, or 14.6%, to $326.5 million for the year ended December 31, 2016 from $284.9 million for the year ended December 31, 2015. The increase in income (loss) from operations before income taxes is primarily due to cost synergies from the GFI acquisition and growth in Fenics.

•	Income (loss) from operations before income taxes for Real Estate Services increased $62.1 million, or 32.7%, to $252.3 million for the year ended December 31, 2016 from $190.2 million for the year ended December 31, 2015, primarily due to gains from mortgage banking activities, partially offset by costs associated with investments in the business.

Pro Forma Segment Results for the Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenues

•	Revenues for Financial Services increased approximately $501.7 million, or 47.9%, to $1,548.2 million for year ended December 31, 2015 from $1,046.4 million for the year ended December 31, 2014. The increase in revenues for our Financial Services segment was primarily due to an increase in brokerage revenues in energy and commodities, foreign exchange, rates and credit, as well as an increase in equities and other asset classes, and an increase in data, software and post-trade primarily driven by the acquisitions of GFI and R.P. Martin, as well as by organic growth from our desks in foreign exchange, energy and commodities.

•	Revenues for Real Estate Services increased approximately $356.1 million, or 42.1%, to $1,201.8 million for the year ended December 31, 2015 from $845.7 million for the year ended December 31, 2014. The increase in revenues for our Real Estate Services segment was primarily due to the acquisitions of Cornish & Carey, ARA, and Berkeley Point, an increase in broker productivity along with favorable industry trends in sales and leasing for the U.S. commercial real estate market, an increase in gains from mortgage banking activities, and an increase in servicing fees.

Expenses

•	Total expenses for Financial Services increased approximately $454.2 million, or 51.8%, to $1,331.3 million for the year ended December 31, 2015 from $877.1 million for the year ended December 31, 2014. The increase in expenses for our Financial Services Segment was primarily due to the acquisition of GFI and R.P. Martin.

•	Total expenses for Real Estate Services increased approximately $274.4 million, or 37.2%, to $1,011.6 million for the year ended December 31, 2015 from $737.1 million for the year ended December 31, 2014. The increase in expenses for our Real Estate Services segment was primarily due to increased compensation associated with acquisitions.

•	Total expenses for the Corporate Items category increased approximately $205.9 million, or 57.5%, to $563.8 million for the year ended December 31, 2015 from $357.9 million for the year ended December 31, 2014. The increase in expenses for Corporate Items was primarily due to increases in charges related to grants of exchangeability to limited partnership units during the year as compared to the year ended December 31, 2014 as well as a reserve on employee loans and a commitment to make charitable contributions.

Other income (losses), net

•	Other income (losses), net, for Financial Services increased approximately $15.3 million, or 28.9% to a gain of $68.0 million for the year ended December 31, 2015 from a gain of $52.8 million for the year ended December 31, 2014. The increase in other income (losses), net, for our Financial Services segment was primarily due to the earn-out portion and the related mark-to-market movements and/or hedging of the Nasdaq transaction consideration.

•	Other income (losses), net, for the Corporate Items category increased approximately $463.5 million to a gain of $451.6 million for the year ended December 31, 2015 from a loss of $11.9 million for the year ended December 31, 2014. The increase in other income (losses), net, for the Corporate Items category was primarily due to the disposition of the Trayport business, which was completed on December 11, 2015.

Income from operations before income taxes

•	Income from operations before income taxes for Financial Services increased approximately $62.8 million, or 28.3%, to $284.9 million for the year ended December 31, 2015 from $222.1 million for the year ended December 31, 2014. The increase in income from operations before income taxes for our Financial Services segment was primarily due to our acquisition of GFI.

•	Income from operations before income taxes for Real Estate Services increased $81.6 million, or 75.2%, to $190.2 million for the year ended December 31, 2015 from $108.6 million for the year ended December 31, 2014. The increase in income from operations before income taxes for our Real Estate Services segment was due to our acquisitions of Cornish & Carey, ARA, CFI, Excess Space Retail Services, Inc., and Berkeley Point.

LIQUIDITY AND CAPITAL RESOURCES

Pro Forma Balance Sheet

Our operating business model and pro forma balance sheet are not capital intensive. Our pro forma assets consist largely of cash, collateralized and uncollateralized short-dated receivables, Marketable securities, Loans held for sale, Mortgage services rights, net, and less liquid assets needed to support our business. Our pro forma Longer-term capital (Equity and Long-term debt) is held to support the less liquid assets and potential capital intensive opportunities.

Our pro forma Total assets, as of June 30, 2017, were $6.8 billion. We maintain a significant portion of our assets in cash and Marketable securities, with our pro forma liquidity (which we define as Cash and cash equivalents, Reverse repurchase agreements, Marketable securities and Securities owned, less Securities loaned and Repurchase agreements) at June 30, 2017 of $709.2 million.

For the purposes of this analysis, the following transactions are assumed to have occurred on June 30, 2017: On September 8, 2017, the Company closed on the Berkeley Point Acquisition, for a total consideration of $875 million. Contemporaneously with the closing of the Berkeley Point Acquisition, the Company invested $100 million in cash in the Company Investment in a newly formed commercial real estate-related finance and investment business (the “Real Estate LP”), along with Cantor. Cantor controls the Real Estate LP and contributed approximately $267 million of cash for approximately 73% of the Real Estate LP’s capital. Berkeley Point and the Company Investment are part of NKF, the Company’s Real Estate Services segment.

Also on September 8, 2017, the Company entered into the $975 million Borrowing, comprising a $575 million unsecured senior term loan credit facility (the “Term Loan Facility”) and a $400 million unsecured senior revolving credit facility (together, the “Credit Agreements”). The Borrowing under the Credit Agreements bears interest at either LIBOR plus an applicable margin dependent on the Company’s debt rating as determined by Standard & Poor’s (“S&P”) and Fitch, or a defined base rate equal to the greatest of: (i) the federal funds rate plus 0.5%, (ii) the prime rate as established by Bank of America, N.A., the Administrative Agent, and (iii) LIBOR plus 1.0%, in each case plus an applicable margin dependent on the Company’s debt rating as determined by S&P and Fitch. The Credit Agreements currently bear interest at a rate of 3.485%. The Credit Agreements will mature on September 8, 2019. BGC used the net proceeds of the Borrowing to fund the Berkeley Point Acquisition and the Company Investment. In addition, a portion of the Borrowing was used to repay in full the outstanding balance of $150 million under the Company’s previously existing revolving credit agreement, dated as of February 25, 2016, with Bank of America, N.A. On the same date, the $150 million revolving credit facility between Cantor and BGC was repaid to BGC. BGC expects to repay the Borrowing from future financing arrangements, existing financing sources, cash on hand, and/or future equity issuances. We intend to remain investment-grade.

The Credit Agreements contain financial covenants with respect to minimum net worth, minimum net excess capital and minimum interest coverage, as well as a maximum leverage ratio. The Credit Agreements also contain certain other customary affirmative and negative covenants and events of default. The Term Loan Facility is also subject to mandatory prepayment, with 100% of net cash proceeds of all material asset sales and debt and equity issuances (subject to customary exceptions, including sales under the Company’s CEO sales program) required to be applied to reduce outstanding amounts under the Term Loan Facility until it is repaid in full.

Pro Forma Funding

Our pro forma funding base consists of longer-term capital (Equity and Long-term debt), Warehouse notes payable, net, shorter-term liabilities and accruals that are a natural outgrowth of specific assets and/or our business model, such as matched fails and accrued compensation. We have limited need for short-term unsecured funding in our regulated entities for their brokerage business. Contingent liquidity needs are largely limited to potential cash collateral that may be needed to meet clearing bank, clearinghouse, and exchange margins and/or to fund fails. Capital expenditures tend to be cash neutral and approximately in line with depreciation. We believe that cash in and available to our largest regulated entities, inclusive of financing provided by clearing banks, is adequate for potential cash demands of normal operations, such as margin or fail financing. We expect our operating activities going forward to generate adequate cash flows to fund normal operations, including any dividends paid pursuant to our dividend policy. However, we believe that there are a significant number of capital intensive opportunities for us to maximize our growth and strategic position, including, among other things, acquisitions, strategic alliances and joint ventures potentially involving all types and combinations of equity, debt and acquisition alternatives. As a result, we may need to raise additional funds to:

•	increase the regulatory net capital necessary to support operations;

•	support continued growth in our businesses;

•	effect acquisitions, strategic alliances, joint ventures and other transactions;

•	develop new or enhanced products, services and markets;

•	refinance existing debt, including the Borrowing; and

•	respond to competitive pressures.

Acquisitions and financial reporting obligations related thereto may impact our ability to access capital markets on a timely basis and may necessitate greater short-term borrowings in the interim. This may impact our credit rating or the interest rates on our debt. We may need to access short-term capital sources to meet business needs from time to time, including, but not limited to, conducting operations; hiring or retaining brokers, salespeople, managers and other front-office personnel; financing acquisitions; and providing liquidity, including in situations where we may not be able to access the capital markets in a timely manner when desired by us. Accordingly, we cannot guarantee that we will be able to obtain additional financing when needed on terms that are acceptable to us, if at all.

As announced earlier, on February 9, 2017 the Company confidentially submitted a draft registration statement on Form S-1 with the SEC relating to the proposed initial public offering of the Class A common stock of a newly formed subsidiary that will hold NKF, the Company’s Real Estate Services business. The number of Class A shares to be offered and the price range for the proposed offering have not yet been determined. The initial public offering is part of the Company’s plan to separate its Real Estate Services business into a separate public company. Following some period after the expected offering, the Company may, subject to market and other conditions, distribute the shares that the Company will hold of the newly formed subsidiary pro rata to the Company’s stockholders in a manner intended to qualify as tax-free for U.S. federal income tax purposes.

On June 28, 2013, upon completion of the Nasdaq transaction, we received cash consideration of $750 million paid at closing, plus an earn-out of up to 14,883,705 shares of Nasdaq common stock to be paid ratably in each of the fifteen years following the closing. As a result of the earn-out, we expect to receive over $822 million in additional Nasdaq stock over time (stock value based on the August 31, 2017 closing price), which is not reflected on our balance sheet. As of June 30, 2017, our pro forma liquidity, which we define as cash and cash equivalents, reverse repurchase agreements, marketable securities and securities owned, less securities loaned and repurchase agreements, was approximately $709.2 million. This does not include the over $822 million in additional Nasdaq stock that we expect to receive over time. We expect to use our considerable financial resources to repay debt, profitably hire, make accretive acquisitions, pay dividends, and/or repurchase shares and units of BGC, all while maintaining or improving our investment grade rating.